Exhibit (d)(2)
EXPENSE LIMITATION AGREEMENT
THIS AGREEMENT is effective as of the 9th day of September 2026, between U.S. Bancorp Asset Management, Inc., as investment adviser (the “Adviser”), and First American Funds Trust (“FAF Trust”).
WHEREAS, FAF Trust is comprised of multiple investment portfolios (each a “Fund” and, collectively, the “Funds”), each of which offers one or more classes of shares; and
WHEREAS, the Adviser wishes to contractually limit fees and reimburse expenses for certain Funds within FAF Trust through December 31, 2027; and
WHEREAS, it is in the interests of both the Adviser and the shareholders of the Funds to limit Fund expenses as set forth herein.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Adviser will limit its fees and/or reimburse Fund expenses to the extent necessary to limit the annual operating expenses net of acquired fund fees and expenses of the Funds to the amounts set forth in Exhibit A hereto (which limits are set forth for each Fund on a class-by-class basis). The Adviser agrees that it may not be reimbursed by FAF Trust for the fees waived or reimbursements made by the Adviser under the terms of this agreement. The Adviser agrees to continue the foregoing expense limits through December 31, 2027. Thereafter, any expense limit may be changed upon prior notice to FAF Trust’s Board of Trustees.
IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

U.S. BANCORP ASSET MANAGEMENT, INC.	FIRST AMERICAN FUNDS TRUST

By: /s/ Brent G. Smith	By: /s/ James D. Palmer
Name: Brent G. Smith	Name: James D. Palmer
Title: Manager of Fund Administration	Title: President

Exhibit (d)(2)

Exhibit A

Annual Operating Expense Limitation (Net of Acquired
Fund Fees and Expenses) as a Percentage of
Funds	Average Daily Net Assets
Government Obligations – Class A	0.7500%
Government Obligations – Class D	0.6000%
Government Obligations – Class P	0.1800%
Government Obligations – Class T	0.4000%
Government Obligations – Class U	0.1200%
Government Obligations – Class V	0.3000%
Government Obligations – Class X	0.1400%
Government Obligations – Class Y	0.4500%
Government Obligations – Class Z	0.1800%

Institutional Prime Obligations – Class T	0.4000%
Institutional Prime Obligations – Class V	0.3000%
Institutional Prime Obligations – Class Y	0.4500%
Institutional Prime Obligations – Class Z	0.2000%

Retail Prime Obligations – Class A	0.7500%
Retail Prime Obligations – Class T	0.4000%
Retail Prime Obligations – Class V	0.3000%
Retail Prime Obligations – Class X	0.1400%
Retail Prime Obligations – Class Y	0.4500%
Retail Prime Obligations – Class Z	0.2000%

Retail Tax Free Obligations – Class A	0.7500%
Retail Tax Free Obligations – Class T	0.4000%
Retail Tax Free Obligations – Class V	0.3000%
Retail Tax Free Obligations – Class Y	0.4500%
Retail Tax Free Obligations – Class Z	0.2000%

Treasury Obligations – Class A	0.7500%
Treasury Obligations – Class D	0.6000%
Treasury Obligations – Class P	0.1800%
Treasury Obligations – Class T	0.4000%
Treasury Obligations – Class V	0.3000%
Treasury Obligations – Class X	0.1400%
Treasury Obligations – Class Y	0.4500%
Treasury Obligations – Class Z	0.1800%

U.S. Treasury Money Market – Class A	0.7500%
U.S. Treasury Money Market – Class D	0.6000%
U.S. Treasury Money Market – Class T	0.4000%
U.S. Treasury Money Market – Class V	0.3000%

Exhibit (d)(2)

U.S. Treasury Money Market – Class X	0.1600%
U.S. Treasury Money Market – Class Y	0.4500%
U.S. Treasury Money Market – Class Z	0.2000%